Exhibit 99.1
PRESS RELEASE

Contacts:

For Company:	For Investors:	For Media:
Tom Allen Chief Financial Officer 951-699-6991, ext. 287 tallen@outdoorchannel.com	Brad Edwards Brainerd Communicators, Inc. 212-986-6667 edwards@braincomm.com	Nancy Zakhary Brainerd Communicators, Inc. 212-986-6667 nancy@braincomm.com

OUTDOOR CHANNEL HOLDINGS NAMES TOM HORNISH CHIEF EXECUTIVE OFFICER

Roger Werner Appointed Co-Chairman

TEMECULA, Calif. – January 25, 2012 – Outdoor Channel Holdings, Inc. (NASDAQ: OUTD) today announced that Tom Hornish has been named President and Chief Executive Officer, effective February 1. Mr. Hornish succeeds Roger Werner, who will remain with the company and has been appointed Co-Chairman.

Tom Hornish joined Outdoor Channel in 2004 and has served the company in a variety of roles, including most recently as Executive Vice President, Chief Operating Officer, General Counsel and Secretary. Roger Werner served as a director of Outdoor Channel Holdings, Inc. and as its President since October 2006, and served as its CEO since February 2007.

“Roger has been a tremendous asset since joining the company in 2006. During his tenure, Outdoor Channel has grown its number of subscribers by over 25%, and we sincerely thank him for his ongoing leadership, dedication and other contributions,” said Perry Massie, Chairman of Outdoor Channel. “We also appreciate that he will serve as Co-Chairman and be a valued advisor to the company as we continue executing our strategic growth initiatives. Tom Hornish has served Outdoor Channel with distinction during his seven year tenure, and the entire board of directors is pleased to appoint him Chief Executive Officer. He is an experienced industry veteran with a tremendous understanding of and passion for Outdoor Channel, and we are confident in his ability to lead the company through its next stages of growth.”

“I am truly honored to take the lead of Outdoor Channel in 2012 and beyond,” said Tom Hornish, President and CEO of Outdoor Channel. “I want to personally thank Roger for his leadership and mentorship over the last five years, and I’m looking forward to being able to draw on his vast experience and sage advice as a continuing board member. Outdoor Channel currently possesses an established multi-platform category leadership position supported by the most compelling outdoor programming hosted by the best talent in the industry. Moving forward, I am focused on working with our management, employees and partners to execute our growth opportunities.”

“I am proud of Outdoor Channel’s accomplishments during my tenure as CEO which include greatly expanding the network’s distribution, strengthening our core content offerings, and greatly improving the network’s financial performance,” said Roger Werner, Co-Chairman of Outdoor Channel. “This is a natural time for this transition given the overall strength of the senior management team and the company’s healthy financial condition. I have worked alongside Tom Hornish for over four years and fully believe in his capabilities to assume his new role and lead Outdoor Channel’s strategic direction moving forward. Outdoor Channel is a unique media platform with great upside, and I am excited to remain a part of the company’s future.”

The Company expects to make an announcement shortly regarding its plans to fill the Chief Operating Officer and General Counsel positions previously held by Mr. Hornish.

About Outdoor Channel Holdings, Inc.

Outdoor Channel Holdings, Inc. owns and operates Outdoor Channel, America’s leader in outdoor TV, and Winnercomm Inc., an Emmy Award winning production and interactive company. Outdoor Channel offers programming that captures the excitement of hunting, fishing, shooting, off-road motorsports, adventure and the Western lifestyle and can be viewed on multiple platforms including high definition, video-on-demand, as well as on a dynamic broadband website. Winnercomm Inc. is one of America’s leading and highest quality producers of live sporting events and sports series for cable and broadcast television. Winnercomm also owns and operates the patented Skycam and CableCam aerial camera systems which provide dramatic overhead camera angles for major sports events, including college and NFL football. For more information, please visit www.outdoorchannel.com.

Safe Harbor Statement

Statements in this news release that are not historical are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, including statements, without limitation, about our expectations, beliefs, intentions, strategies regarding the future long-term value of the company resulting from the Company’s current actions or strategic initiatives and the future anticipated value of Outdoor Channel to our audience, distributors and advertisers. The Company’s actual results could differ materially from those discussed in any forward-looking statements. The Company intends that such forward-looking statements be subject to the safe-harbor provisions contained in those sections. Such statements involve significant risks and uncertainties and are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to: (1) service providers discontinuing or refraining from carrying Outdoor Channel; (2) changes in Nielsen methodology and estimates; (3) a decline in the number of viewers from having Outdoor Channel placed in unpopular cable or satellite packages, or increases in subscription fees, established by the service providers; (4) increased competition in demand in price from broadcast networks; (5) a decrease in advertising revenue as a result of a deterioration in general economic conditions; and other factors which are discussed in the Company’s filings with the Securities and Exchange Commission. For these forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.